Exhibit 99.1

Press Release	Investor Relations Contact: Rod Cooper (831.439.2371) rod.j.cooper@seagate.com
Media Relations Contact: Brian Ziel (831.439.5429) brian.ziel@seagate.com

SEAGATE TECHNOLOGY PROVIDES PRELIMINARY

THIRD QUARTER 2004 EARNINGS RESULTS

SCOTTS VALLEY, CA – April 6, 2004 – At the time of Seagate’s (NYSE : STX) mid-quarter update on March 2, 2004, the company indicated its results for the quarter were dependent on normal seasonal demand patterns in March, as well as the continuation of a relatively stable industry environment for the remainder of the quarter. The overall demand for the quarter was modestly weaker than normal seasonal patterns and each major market exhibited characteristics since March 2 that have adversely impacted Seagate’s ability to meet its previously stated earnings estimates. As a result, the company now expects earnings per share of between $0.06 and $0.08 for its fiscal third quarter ended April 2, 2004, excluding the $125 million income tax credit previously disclosed in its 8-K filing of March 16, 2004, which will provide a benefit of approximately $0.25 per share. This is compared to the company’s previously stated earnings per share outlook at the low end of its $0.20—$0.30 range.

Mobile Storage

The most substantial impact to Seagate’s earnings results was the reduction in notebook disc drive shipments, which were affected by two factors. First, the supply imbalance caused by excess purchasing in the December quarter, which the company discussed on March 2, combined with the subsequent slowdown in notebook systems growth and Seagate’s more concentrated customer base, resulted in far fewer shipments than the company anticipated on March 2. Seagate believes that the total available market (TAM) for mobile storage products was more likely 13-13.5 million units compared to approximately 14-14.5 million units that the company had indicated on March 2. As a result, Seagate shipped 1 million mobile storage units during the quarter, representing an approximate 8% share of mobile storage shipments. Given the supply chain circumstances in the mobile market, the supply imbalance may cause further uncertainty into the June quarter.

Seagate Technology Provides Preliminary Third Quarter 2004 Earnings Results

Personal Storage

The earnings were also impacted by a significant reduction in sales of personal storage products into the distribution channel. This resulted from Seagate’s decision to not reduce prices to stimulate end-of-quarter sales. As a result, the company’s distributors continued to reduce the inventory they were holding. At quarter-end, channel inventory of Seagate products had decreased by about 2 million units, resulting in ending channel inventory of approximately 4 weeks. This reduction in channel inventory should provide for more linear channel shipments going forward.

Additionally, Seagate believes that the TAM for personal storage products was more likely 46-47 million units, compared to the 47-48 million units the company indicated on March 2. During the quarter, Seagate shipped 14.6 million units and regained significant OEM market share, which, when offset by the share loss in the distribution channel, resulted in approximately 31% of overall personal storage shipments.

Enterprise Storage

Seagate’s earnings results were also adversely impacted by the company’s distribution/OEM mix of enterprise storage shipments. While Seagate continues to be encouraged by its strong enterprise market share position, its mix of shipments in the quarter was more heavily weighted toward OEMs than the distribution channel where pricing is currently more favorable.

Seagate believes that the TAM for enterprise storage products was more likely about 5.2 million units, compared to about 5 million units the company indicated on March 2. Seagate shipped 2.5 million units during the quarter, representing approximately 48% of enterprise storage shipments.

Financial Results and Conference Call

Seagate Technology will announce financial results for its fiscal third quarter 2004 on April 20 after the close of market. The company will hold a conference call to review the third quarter results at 2:00 p.m. Pacific Time that day. The live webcast of the conference call can be accessed online at www.seagate.com. A replay of the call will be available beginning at 5:00 p.m. Pacific Time April 20 through April 27 at 8:59 p.m. Pacific Time.

Seagate Technology Provides Preliminary Third Quarter 2004 Earnings Results

The replay can be accessed from www.seagate.com or by telephone as follows:

USA: 800-642-1687

International: 706-645-9291

Access code: 6122241

For more information please visit: http://www.seagate.com/newsinfo/invest/financial_info

About Seagate

Seagate is the worldwide leader in the design, manufacturing and marketing of hard disc drives, providing products for a wide-range of Enterprise, PC, Notebook, and Consumer Electronics applications. The company is committed to delivering award-winning products, customer support and reliability, to meet the world’s growing demand for information storage. Seagate can be found around the globe and at www.seagate.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to future financial performance, price and product competition, customer demand for our products, and general market conditions. These forward-looking statements are based on information available to Seagate as of the date of this release and current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond the company’s control. In particular, such risks and uncertainties include the variable demand and the aggressive pricing environment for disc drives; the company’s and its competitors’ ability to introduce, qualify, manufacture in volume and sell new products on a timely and cost-effective basis; and competitive factors such as the potential for excess supply. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the company’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on August 21, 2003, and in the company’s Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on February 3, 2004. These forward-looking statements should not be relied upon as representing the company’s views as of any subsequent date and Seagate undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

# # #

3